CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2016 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in BMC Stock Holdings, Inc.'s Annual Report on Form 10‑K for the year ended December 31, 2015.

/s/ PricewaterhouseCoopers LLP
Raleigh, North Carolina
March 22, 2016